UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 28, 2021

POWERFLEET, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39080	83-4366463
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

123 Tice Boulevard, Woodcliff Lake, New Jersey	07677
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (201) 996-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	PWFL	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

On January 28, 2021, PowerFleet, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Canaccord Genuity LLC, as representative of the several underwriters named therein (the “Underwriters”), pursuant to which the Company has agreed to issue sell to the Underwriters 3,850,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), plus up to 577,500 shares of Common Stock pursuant to an option to purchase additional shares (together, the “Shares”), at a price to the public of $6.50 per share (the “Offering”). The Underwriters exercised their option to purchase additional shares in full on January 28, 2021. The Offering closed on February 1, 2021. Gross proceeds from the Offering of 4,427,500 Shares were approximately $28.8 million, before deducting the underwriting discounts and commissions and other estimated Offering expenses. Under the terms of the Underwriting Agreement, the Company paid underwriting discounts and commissions of $0.39 per share (for a price to the Underwriters of $6.11 per share). After the closing of the Offering, the number of shares of Common Stock outstanding was 35,519,285.

Under the terms of the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Underwriting Agreement contains customary representations, warranties, covenants, obligations of the parties and termination provisions.

In addition, in connection with the Offering, the Company’s directors and officers entered into a customary 90-day lock-up agreement with the Underwriters. The foregoing description of the Underwriting Agreement and the lock-up agreement is qualified in its entirety by reference to the Underwriting Agreement (including the form of lock-up agreement which is attached as Exhibit A to the Underwriting Agreement), a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Offering is being made pursuant to a prospectus supplement dated January 28, 2021 and an accompanying prospectus dated November 27, 2019, pursuant to the Company’s effective shelf registration statement on Form S-3 filed with the U.S. Securities and Exchange Commission and declared effective on November 27, 2019.

The legal opinion of Olshan Frome Wolosky LLP relating to the legality of the issuance and sale of the Shares in the Offering is attached hereto as Exhibit 5.1 and is incorporated herein by reference.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any Shares, nor shall there be any offer, solicitation or sale of Shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Item 8.01. Other Events.

On January 28, 2021, the Company issued a press release announcing the pricing of the Offering and on February 1, 2021, the Company issued a press release announcing the exercise of the Underwriters’ option to purchase additional shares in the Offering and the closing of the transaction, copies of which are attached hereto as Exhibits 99.1 and 99.2, respectively.

As of February 1, 2021, the outstanding Common Stock of the Company had increased to 35,519,285, an increase of more than 5% since the last reported Common Stock outstanding.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated January 28, 2021, by and between PowerFleet, Inc. and Canaccord Genuity LLC, as representative of the several underwriters named therein.
5.1	Opinion of Olshan Frome Wolosky LLP.
23.1	Consent of Olshan Frome Wolosky LLP (included in Exhibit 5.1).
99.1	Press release, dated January 28, 2021.
99.2	Press release, dated February 1, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERFLEET, INC.

By:	/s/ Ned Mavrommatis
Name:	Ned Mavrommatis
Title:	Chief Financial Officer

Date: February 1, 2021